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November 21, 1995

Mr. Philip K. Daniels
Paul Mueller Company
P.O. BOX 828
Springfield, Mo.  65801

Dear Phil:

This will confirm our agreement on the terms for the termination of your employment.

   1. Termination is by mutual agreement for the reasons set forth in your letter to me of November 20, 1995 and will become effec-tive December 1, 1995.

   2. The Company will pay you $8,333.33 per month for a period of up to twelve months with the first payment due on January 1,1996, provided, however, that the Company's obligation for such pay-ments shall cease immediately upon your commencement of a new job paying you at a rate in excess of $125,000 per year. You have agreed to notify us in the event you begin such work, and the payment for any partial month will be apportioned accordingly.

   3. In the event of your death during the term of this agreement, the remaining payments will be made to your estate.

   4. In consideration of the foregoing, you hereby release the Company, its officers and directors, its subsidiaries and affili-ates, from all liability, duties, obligations, causes of actions, suits, debts and sums of money, claims and demands whatsoever, known or unknown, present or future, arising out of your employ-ment with the Company. Additionally, you waive your right to request or receive a service letter.

   5. You agree that you are owed no benefits of any kind whatsoever except as set forth herein and the benefits provided under the Paul Mueller Company Employee Benefit Plan.

   6.  This letter supersedes the Severance Agreement dated March 5,
       1994.

   7. Nothing herein shall affect the Agreement Not to Compete signed by you on March 5, 1994.

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   8.  You agree that no promises have been made to you other than as set forth herein.

Sincerely,

/S/   DANIEL C. MANNA

Dan Manna
President

Agreed:

/S/   PHILIP K. DANIELS
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